SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2004

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Item 5. Other Events and Required FD Disclosure

As previously disclosed on the Company’s web site at http://www.pricesmart.com/IR/ir_conduct.htm, in February 2004, the Audit Committee of the Company’s Board of Directors waived (subject to certain conditions) the conflict of interest between the Company and Directors Price, Cahill, Galinson and McGrory regarding the Company’s entering into an agreement (“Agreement”) with The Price Group, LLC (“TPG”) under which TPG, at the Company’s option, would provide purchase order financing to the Company, thereby enabling the Company to obtain merchandise from vendors at favorable terms. Directors Price, Cahill, Galinson and McGrory are Managers of TPG and beneficially own a significant interest in TPG. Pursuant to the Agreement, TPG so provides funds not to exceed $10,000,000, and the Company pays to TPG a fee equivalent to 1% per month of such funds, with payment to TPG of the outstanding funds secured by certain inventory owned by the Company.

Effective as of July 20, 2004, the Company’s Board of Directors approved an amendment to the Agreement and waived inconsistencies with the Company’s Code of Business Conduct and Ethics (notwithstanding the conflict of interest described above). The amendment, which is attached hereto as Exhibit 10.1, provides (i) for an increase of $5,000,000 (to a total of $15,000,000) of funds being made available by TPG for such purchase order financing; and (ii) that the additional sum is to be secured by the Company’s pledge of shares of its wholly-owned Panamanian subsidiary, PriceSmart Real Estate Panama, S.A.

Item 7. Financial Statements and Exhibits

(c) The following exhibits are filed herewith:

10.1	Amendment to Purchase Order Financing Agreement dated July 21, 2004.
10.2	Amendment to Promissory Note dated July 21, 2004.

Item 10. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

The information included under Item 5 of this report is incorporated by reference under this Item 10.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2004	PRICESMART, INC.

	By:	/s/ JOHN M. HEFFNER
John M. Heffner
Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Amendment to Purchase Order Financing Agreement dated July 21, 2004.
10.2	Amendment to Promissory Note dated July 21, 2004.

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